EXHIBIT 99.1


The following is an English translation of a notice that appeared only in the French language in the French publication "Les Echos" on January 16, 2006.

Publicis will file a Tender Offer Statement and Rule 13e-3 Transaction Statement filed under cover of Schedule TO (the "Schedule TO") with the U.S. Securities and Exchange Commission (the "SEC"). The Schedule TO will contain important information, which is reflected in the French offer document (NOTE D'INFORMATION), and which Warrant holders should read. The Schedule TO (including the offer to purchase and all other documents filed with the SEC) will also be available for free at the SEC's website at WWW.SEC.GOV.

                                     *****

                             SIMPLIFIED PUBLIC OFFER
               FOR THE WARRANTS ISSUED BY PUBLICIS GROUPE S.A.
                             ISIN CODE FR0000312928

                                  INITIATED BY

                             [PUBLICIS GROUPE LOGO]

                                 PUBLICIS GROUPE

                        AT A PRICE OF (EURO)9 PER WARRANT
                                  PRESENTED BY


                    MORGAN STANLEY & CO INTERNATIONAL LIMITED

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[LOGO OF AMF]  SUMMARY  OF THE  PRINCIPAL  TERMS  OF THE  OFFER  DOCUMENT  (NOTE
D'INFORMATION) GRANTED VISA NO 06-010 BY THE AUTORITE DES MARCHES FINANCIERS UNDER NO. 206C00093 ON JANUARY 13, 2006.
COPIES OF THE COMPLETE OFFER DOCUMENT AND ALL DOCUMENTS INCORPORATED THEREIN BY REFERENCE ARE AVAILABLE ON THE AMF WEBSITE (WWW.AMF-FRANCE.ORG) AND ARE AVAILABLE AT NO COST TO THE PUBLIC FROM: MORGAN STANLEY (61, RUE DE MONCEAU, 75008 PARIS) AND PUBLICIS GROUPE S.A. (133, AVENUE DES CHAMPS-ELYSEES 75008 PARIS)
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   I.    PRESENTATION OF THE OFFER

The Management Board of Publicis Groupe S.A. ("Publicis" or the "Initiating Party") decided at its meeting of January 2, 2006 to initiate a public tender offer (the "Offer") for all 27,709,748 outstanding warrants to subscribe for Publicis shares (ISIN CODE fr0000312928) issued on September 24, 2002 (the "BSAs") in connection with the acquisition of the Bcom3 Group, Inc ("Bcom3"). The Supervisory Board of Publicis, meeting on the same day, issued a favorable opinion, the terms of which are present in the offer document. Each BSA gives the right to subscribe for one Publicis ordinary share at a price of 30.5 euros (subject to adjustments resulting from financial transactions); the BSAs may be exercised between September 24, 2013 and September 24, 2022. The context of the operation is described in more detail in the offer document.

The BSAs held by the former shareholders of Bcom3 are subject to transfer restrictions provided by the agreements entered into at the time of the acquisition of Bcom3. In summary, half of the BSAs initially held by the former Bcom3 shareholders are currently non-transferable (this restriction will expire for one-fourth of the BSAs on March 24, 2006, and for the remainder on September 24; 2006; all BSAs held by Dentsu are non-transferable until July 12, 2012), and the remainder are subject to an orderly marketing procedures until March 24, 2007, which shall also apply to the BSAs that are currently non-transferable for which the restriction will be lifted before March 24, 2007. At the end of the Offer, those restrictions shall continue to apply to the BSAs that have not been tendered by the former shareholders of Bcom3. The principle features of the BSAs are more fully described in the offer document.

The Offer is being executed using the simplified procedure pursuant to the provisions of Articles 233-1 and following of the General Regulations of the AMF. However, it is specified that the Offer is:

     - subject to centralized clearing by Euronext Paris as an exception to the simplified procedure;

     - extended to the United States, among other locations, subject to the conditions provided by local stock market regulations, given the large number of BSA holders residing in the United States (more than 60% of holders, holding a total of over 56% of the BSAs). As a result, an information document titled "Schedule TO" (the "U.S. Information Document") shall be filed with the Securities and Exchange Commission ("SEC"), which is separate from the French offer document, and will be available on the SEC website. (www.sec.gov).

PRICE

The price offered is 9 euros per BSA.


SUMMARY OF THE TERMS AND CONDITIONS

The selling instruction given by holders of BSAs held in registered form (approximately 99% of the total) to the registered securities account holder (EEF-Euro-Emetteurs Finance, whose corporate name is being changed to CACEIS Corporate Trust) will include the instruction to convert these BSAs into bearer format at the closing of the Offer. The BSAs tendered in the Offer must be free of any pledge, security interest, or lien of any kind whatsoever on the free transfer of their ownership.

Holders of BSAs that are not in registered form, who wish to tender their securities in the Offer under the proposed conditions, must remit to the authorized investment service provider holding their securities a sell order no later than the closing date of the Offer, i.e. February 14, 2006, at 6:00 p.m.

As indicated above, the operation is being cleared centrally by Euronext. In effect, U.S. securities regulations prohibit Publicis from conducting the Offer through the purchase of BSAs on the market: U.S. securities regulations require that securities subject to a tender offer must be acquired by the initiating party in a single transaction completed after closing, and prohibits the acquisition of securities by the initiating party during the offer period.

The buyer and sellers will be individually responsible for the fees associated with tendering the BSAs. The Initiating Party will not be responsible for any brokerage fees (including any VAT) or taxes owed by the sellers. The conditions of the Offer are described more fully in the offer document.


DURATION AND CALENDAR

The Offer will be open for 21 trading days, from Tuesday, January 17 to Monday, February 14, 2006 at 6:00 p.m. The principal stages in the Offer calendar are as follows:

     January 3      Filing of the proposed Offer with the AMF
                    Publication of a filing notice by the AMF describing the main provisions of the proposed Offer
                    Publication of a press release about the filing of the Offer by the Initiating Party
                    Filing with the SEC of the English translation of the press release on the filing of the Offer

     January 4      Filing with the SEC by Dentsu of an amendment to its
                    Schedule 13D reporting Dentsu's undertaking to tender in the Offer

     January 13     Admissibility of the Offer and publication of the
                    admissibility notice by the AMF

     January 13     Definitive offer document granted a visa by the AMF

     January 16     Availability of the definitive offer document on the AMF
                    website and publication in daily financial newspaper of national circulation

                    Publication of the Offer opening notice by the AMF

                    Publication of the terms and conditions and schedule of the Offer by Euronext.


     January 17     Filing of the U.S. Information Document with the SEC

                    Opening of the Offer in France and the United States

     February 14    Close of the Offer in France and the United States

     February 21    Estimated date of publication of the notice of the results of the Offer and publication of the settlement-delivery terms by Euronext

                    SEC filing of the amendment to the U.S. Information Document recording the results of the Offer

     February 24    Estimated date of settlement-delivery

        The payment date will be specified in the notice of settlement-delivery published by Euronext.


RESTRICTIONS ON THE OFFER ABROAD

As defined by the laws of the United States, this summary of the offer document is neither an offer to purchase, nor a solicitation or invitation of an offer to sell the BSAs or any other security. The distribution of the full offer document and the other documents distributed by the Initiating Party in the Offer, the completion of the Offer and participation in the Offer may be subject to specific regulations or restrictions in certain countries. Consequently, readers of this summary, persons in possession of the full offer document and, more generally, BSA holders are asked to obtain information from their advisors regarding potentially applicable local restrictions, and to comply with them. This summary and the full offer document are neither an offer to sell nor a solicitation of an offer to buy securities in any jurisdiction where such an offer or solicitation would be illegal. Publicis declines all liability in the event of violation of applicable local rules by any person. The offer document details the countries subject to specific restrictions, to the knowledge of the Initiating Party.

TAX TREATMENT

BSA holders are asked to refer to the full offer document to learn the tax consequences applicable to the Offer.


Financing of the Offer


     The cost of acquiring 100% of the BSAs subject to the Offer would amount to a maximum of 251.7 million euros (including fees). The total amount of all fees, costs and expenses incurred by the Initiating Party is estimated at approximately 2,266,000 euros. The details of this estimate are provided in the offer document. The impact of the Offer on the accounting and financial results of the Initiating Party is shown in the table below.

      ------------------------------------------------------------------------
                                                       PUBLICIS GROUPE S.A.
                                                        (euros per share)
      ------------------------------------------------------------------------
      SHAREHOLDERS'  EQUITY AT JUNE 30, 2005 (AMOUNT
      PER SHARE)
      - Before the Offer                                       10.38
      - After the Offer                                         9.00
      ------------------------------------------------------------------------
      IMPACT ON NET  EARNINGS  PER SHARE (BASIC) AT
      JUNE 30, 2005                                            0.62
      - Before the Offer                                       0.61
      - After the Offer(1)
      ------------------------------------------------------------------------

      ------------------------------------------------------------------------
      IMPACT ON NET  EARNINGS  PER SHARE (DILUTED) AT
      JUNE 30, 2005                                            0.61
      -     Before the Offer                                   0.60
      -     After the Offer
      ------------------------------------------------------------------------

     (1) The calculation includes the cost of financing the transaction and assumes that (i) 100% of the BSAs will be tendered in the Offer; (ii) total shareholders' equity, group share, at June 30, 2005 is 1,894 million euros;
     (iii) the impact of the purchase of the BSAs on capital (including 2.3 million in fees related to the operation) is 251.7 million euros; (iv) the number of shares (excluding treasury shares) is 182,390,932.

II - REASONS FOR THE OFFER AND INTENTIONS OF THE INITIATING PARTY

1. REASONS FOR THE OFFER

The Offer is being made as part of the Group's general financial strategy, which is based on four components: (i) debt reduction; (ii) maintenance of an appropriate level of financial liquidity and a steady schedule of debt maturity dates, (iii) retirement of complex financial instruments; and (iv) a gradual reduction in the dilution associated with securities convertible into equity. The Offer meets these goals because of the cancellation of the BSAs purchased (which will be automatically cancelled) and the reduction in the potential dilution generated by the BSAs if they were exercised.

In addition, the Offer allows BSA holders to sell their BSAs before the expiration of the contractual lock-up periods and orderly marketing procedures described in "I" above, and detailed in the offer document, without the disadvantage of the low liquidity currently observed on the market for the BSAs.

2. INTENTIONS OF THE INITIATING PARTY

There are no plans to change the provisions of the bylaws concerning the corporate purpose of the Initiating Party or its management procedures following the Offer. No change in dividend use or dividend distribution policy within the limits of the sums that may be distributed is expected as a result of the Offer.

After completion of the Offer, in the event that the number of US resident BSA holders is lower than 300, Publicis will terminate the registration of the BSAs with the SEC (a process referred to as "termination of registration") in order to simplify its regulatory obligations. This simplification will have no impact on the other Publicis securities governed by SEC regulations and on the application of Euronext Paris trading rules and French legal provisions and regulations that currently apply to Publicis, to the BSAs and its other securities.



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III. COMMITMENT OF THE PRINCIPAL BSA HOLDER - AGREEMENTS WHICH COULD HAVE A
MATERIAL IMPACT ON THE OFFER
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
Dentsu Inc, the largest BSA holder, with approximately 6.2 million securities representing about 22% of the existing BSAs has given an irrevocable undertaking on January 2, 2006 to tender all its BSAs in the Offer. As of this date, no other holder has indicated its intention to tender or withhold its BSAs in the Offer.

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IV.   FEATURES OF THE OFFER
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The Offer is being made for all BSAs  outstanding,  i.e.,  27,709,748  BSAs. The
Offer is made at a price of 9 euros per BSA. If the proposed transaction resulted in the purchase of all 27.7 million BSAs, it would represent approximately 249 million euros. The BSAs purchased by Publicis will be automatically cancelled pursuant to Article L.225-149-2 of the French Commercial Code.

Holders who wish to tender their BSAs in the Offer under the conditions proposed must remit a sell order to the authorized investment services provider holding their securities no later than the closing date of the Offer, i.e. at 6:00 p.m. on February 14, 2006.

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V. ELEMENTS USED TO ASSESS THE PRICE OFFERED
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The valuation  methods used by the  Initiating  Party assisted by the Presenting
Bank for the multiple criteria approach were the historical market prices of the BSAs and the theoretical value of the BSAs using the Black-Scholes model. The details are provided in the offer document

SUMMARY OF THE ELEMENTS USED TO ASSESS THE PRICE OFFERED

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Reference             Price Range - Price of              Premium /(Discount)
                          one (euro)                    induced by the price of
                                                             the Offer
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HISTORY OF THE
BSA PRICE
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   On Euronext*       (euro)4.30 - (euro)10.51                109.3% - (14.4%)
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   Off-market         (euro)5.10 - (euro)8.00                  76.5% - 12.5%
   transactions*
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THEORETICAL VALUE OF  (euro)8.80 - (euro)11.05                 2.3% - (18.6%)
THE BSAS**
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*RANGE OF THE PRICE FOR THE BSAS ON THE BASIS OF THE MINIMUM AND MAXIMUM  PRICES
RECORDED  SINCE APRIL 1, 2005
**ON THE BASIS OF A VOLATILITY BETWEEN 15.0% AND 22.5% AND THE PRICE OF A PUBLICIS ORDINARY SHARE AT DECEMBER 30, 2005 ON THE EUROLIST MARKET OF EURONEXT ((EURO)29.40)

REPORT OF THE INDEPENDENT ASSESSMENT CONCERNING THE OFFER PRICE

The firm of Ricol, Lasteyrie & Associes issued a certified independent assessment of the price from the point of view of BSA holders and Publicis shareholders, which concluded that the price offered by Publicis is in the interests of the company's shareholders and offers BSA holders liquidity under reasonable conditions. The terms of this assessment are provided in the offer document.

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VI.   NOTICE OF THE PUBLICIS SUPERVISORY BOARD
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At its meeting of January 2, 2006, the Publicis  Supervisory  Board agreed that, in the
unanimous opinion of the members present or represented (six members, including Messrs. Yutaka Narita and Tateo Mataki, were absent and excused), the proposed Offer was in the interests of Publicis and its shareholders, and noted that no impact on jobs is expected from this operation.

With respect to the interest of the Offer for the BSA holders, the Supervisory Board agreed, by the same majority and quorum, that the purchase terms offered by Publicis are satisfactory and, therefore, it recommended that the BSA holders tender their securities in the Offer.

The terms of the opinion of the Supervisory Board and the information on the basis of that opinion are provided in the offer document.

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VII. PERSONS ASSUMING RESPONSIBILITY FOR THE OFFER DOCUMENT
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The offer document  presents the  certifications  of the Presenting Bank and the
Initiating Party with respect to the offer document.